Exhibit 99.1

Essential Utilities Reports Strong First Quarter 2025 Results,

2025 Guidance and Long-Term Targets Affirmed

•	Earnings per share of $1.03 for Q1 2025 vs. $0.97 for Q1 2024
•	2025 earnings per share guidance range of $2.07 to $2.11 affirmed
•	Long-term targets also affirmed
•	Invested $270.5 million in the first three months of the year; on track to invest $1.4 to $1.5 Billion in infrastructure in 2025
•	Closed on acquisition of utility assets from the Village of Midvale, OH

BRYN MAWR, Pa. (May 12, 2025) – Essential Utilities Inc. (NYSE: WTRG) today reported results for the first quarter ended March 31, 2025. Essential’s net income of $283.8 million or $1.03 per share for the first quarter of 2025 compared favorably to $265.8 million or $0.97 per share reported for the first quarter of 2024.

“We’re off to a great start to the year,” said Essential Utilities Chairman and Chief Executive Officer Christopher Franklin. “Our investments in infrastructure have set the stage for achieving our expected growth in 2025 and beyond. We are excited to also announce that, for the third consecutive year, we have been named to USA Today’s annual list of Climate Leaders. We are proud that our commitment to protecting and providing essential resources for life continues to be recognized”.

First Quarter 2025 Operating Results

Essential reported net income of $283.8 million and earnings per share of $1.03 for the first quarter of 2025, compared to net income of $265.8 million and earnings per share of $0.97 for the same period in 2024. Comparing this quarter’s earnings to those of first quarter of 2024, increased revenues from regulatory recoveries, higher regulated natural gas segment volumes, and lower expenses, and a higher tax benefit were partially offset by a prior year gain on the sale of the combined-heat-and-power business valued at 24 cents per share.

Revenues for the quarter were $783.6 million compared to $612.1 million in the first quarter of 2024, an increase of 28%. Additional revenues from regulatory recoveries, purchased gas costs, and higher regulated natural gas segment volumes were the primary revenue drivers. Operations and maintenance expenses increased to $137.8 million for the first quarter 2025, compared to $136.9 million in the first quarter of 2024, primarily due to an increase in customer assistance surcharge costs in our regulated natural gas segment, which has an equivalent offsetting amount in revenues, and increases in employee-related costs and production expenses, offset by decreases in bad debt expense, outside services, and other costs.

Essential’s regulated water segment reported revenues for the quarter of $300.8 million, an increase of 7.5% compared to $279.9 million in the first quarter of 2024. Rates and surcharges were the largest contributor to the increase in revenues for the period. Operations and maintenance expenses for Essential’s regulated water segment decreased to $89.4 million for the first quarter of 2025 compared to $90.7 million in the first quarter of 2024, driven partially by a decrease in bad debt expense, offset by increased production costs for water and wastewater operations, and increased employee related costs.

Essential’s regulated natural gas segment reported revenues for the quarter of $470.8 million, compared to $324.3 million in the first quarter of 2024, driven primarily by an increase in purchased gas costs and the impact of higher volumes delivered due to colder weather conditions during the first quarter of 2025 as compared to 2024. Operations and maintenance expenses for Essential’s regulated natural gas segment increased to $55.7 million for the first quarter of 2025 compared to $45.9 million in the first quarter of 2024 primarily due to an increase in customer assistance surcharge costs which has an equivalent offsetting amount in revenues; and increases in labor and employee benefits and increase in legal expenses, offset by a decrease in materials and supplies

Dividend

As previously announced on February 19, 2025, Essential’s board of directors declared a quarterly cash dividend of $0.3255 per share of common stock. This dividend will be payable on June 2, 2025, to shareholders of record on May 13, 2025. The company has paid a consecutive quarterly cash dividend for more than 80 years.

Financing

As of March 31, 2025, Essential’s weighted average cost of fixed-rate long-term debt was 4.02%, and the company had $728 million available on its credit lines.

On August 13, 2024, Essential established an at-the-market equity sales program (“ATM”), under which it may issue and sell shares of common stock up to an aggregate offering price of $1.0 billion. During the three months ended March 31, 2025, we issued 1,627,009 shares of common stock for net proceeds of approximately $63 million. In April 2025, we issued 3,664,762 common shares for net proceeds of approximately $145 million.

On March 19, 2025, the Company established a commercial paper program that allows it to issue, through private placement, short-term unsecured commercial paper notes in an aggregate principal amount not to exceed $1.0 billion. This program, which is backstopped by the Company’s revolving credit facility, will allow the company to reduce short-term borrowing costs associated with investing in needed infrastructure investments.

Rate Activity

As of May 9, 2025, the company’s regulated water segment received rate awards or infrastructure surcharges in Pennsylvania, North Carolina and Ohio, of $89.6 million, and its regulated natural gas segment received rate awards or infrastructure surcharges in Kentucky of $0.5 million. The company currently has a base rate case pending in Kentucky for its regulated natural gas segment for an estimated $10.9 million in incremental annual revenues. In addition, the company has a base rate case pending in North Carolina for its regulated water and wastewater segment for an estimated $45 million in incremental annual revenues.

Capital Expenditures

Essential invested approximately $271 million in the first three months of 2025 to improve its regulated water and natural gas infrastructure systems and to enhance customer service across its operations. The company continues to be a leader in the country at replacing miles of aged underground utility pipe and is committed to maintaining elevated levels of infrastructure investment. The company is on track to invest between $1.4 and $1.5 billion in needed infrastructure investments in 2025. From 2025 through 2029, the company plans to invest approximately $7.8 billion to improve water and natural gas systems and better serve customers through improved information technology. Essential’s investments during this five-year period include addressing PFAS with at least $450 million in capital projects, replacing and expanding its water and wastewater utility infrastructure, and replacing and upgrading its natural gas utility infrastructure, with the latter leading to significant reductions in methane emissions that occur in aged gas pipes. The company is a leader in remediating PFAS and will comply with the final EPA rule. The capital investments made to rehabilitate and expand the infrastructure of the communities’ Essential serves are critical to its mission of safely and reliably delivering Earth’s most essential resources.

Water Utility Growth by Acquisition

Essential’s continued growth by acquisition allows the company to provide safe and reliable water and wastewater service to a larger customer base than it could from organic customer growth alone. Since 2015, Essential collectively has acquired over $518 million in rate base and added more than 129,000 new customers or equivalent dwelling units to the company’s footprint.

In April 2025, the Company acquired the Village of Midvale’s water system in Ohio, which serves approximately 1,000 customers for approximately $3 million. In January 2025, the Company acquired Greenville Sanitary Authority’s wastewater utility assets, which serve approximately 2,300 customers in Greenville, Pennsylvania for $18 million.

The company has five signed purchase agreements for additional wastewater systems in Pennsylvania and Texas that are pending closing and are expected to serve over 210,000 customers or equivalent dwelling units and total approximately $340 million in purchase price. The company’s $276.5 million agreement to acquire the Delaware County Regional Water Quality Control Authority (DELCORA), a Pennsylvania sewer authority that serves approximately 198,000 equivalent dwelling units in the Philadelphia suburbs, is included among these signed purchase agreements.

The pipeline of potential water and wastewater municipal acquisitions the company is actively pursuing represents approximately 400,000 total customers.

Multi-Year Financial and Growth Guidance

The company reaffirms its previously initiated long-term earnings guidance. The company’s latest expectations are the following:

•	2025 diluted earnings per share guidance range of $2.07 to $2.11.
•	Grow long-term earnings per share at a compounded annual growth rate of 5 to 7% from the adjusted 2024 earnings per share of $1.97 (Non-GAAP) for the three-year period through 2027.
•	In 2025, regulated infrastructure investments will be $1.4 to $1.5 billion.
•	Through 2029, we plan to make regulated infrastructure investments of approximately $7.8 billion.
•	Through 2029, the regulated water segment rate base will grow at a compounded annual growth rate of approximately 6%; this only includes acquisitions scheduled to close in 2025 and excludes DELCORA.
•	Through 2029, the regulated natural gas segment rate base will grow at a compounded annual growth rate of approximately 11%.
•	Through 2029, the combined regulated utility rate base will grow at a compounded annual growth rate of over 8%.
•	The regulated water customer base (or equivalent dwelling units) of the business will grow at an average annual growth rate of between 2 and 3% from acquisitions and organic customer growth over the long term.
•	The regulated natural gas customer base of the business will be stable for 2025.
•	Through 2027, the company expects to raise equity via its ATM program. In 2025, the company expects to raise a total of approximately $315 million in equity. To date in 2025, the company has issued approximately $210 million of equity using its ATM.
•	Reduction of Scope 1 and Scope 2 greenhouse gas emissions by 60% by 2035 from the company’s 2019 baseline.
•	Multiyear plan to ensure that finished water does not exceed the federal maximum contaminant level of the six EPA-regulated PFAS chemicals.

Essential reaffirms its commitment to substantially reduce Scope 1 and 2 greenhouse gas emissions by 2035. The company plans to achieve these reductions through extensive gas pipeline replacement, the purchase of renewable energy, accelerated methane leak detection and repair, and various other planned initiatives. Essential continues to be an industry leader regarding water quality with its commitment to test and treat for six regulated PFAS chemicals across all states served by its regulated water segment. The company reaffirms its commitment to providing finished water that will meet the EPA timelines and standards

Guidance Assumptions

Essential Utilities does not guarantee future results of any kind. Guidance is subject to risks and uncertainties, including, without limitation, those factors outlined in the “Forward Looking Statements” of this release and the “Risk Factors” section of the company’s annual and quarterly reports filed with the Securities and Exchange Commission. The earnings per share, infrastructure investment, and rate base guidance include the signed municipal water and wastewater acquisitions for which the company has entered into signed purchase agreements as of the date the guidance was announced but do not include DELCORA or other potential municipal acquisitions from the company’s list of acquisition opportunities that currently represents over 400,000 customer equivalents. While the company remains confident in its ability to close DELCORA, for guidance purposes, DELCORA has been removed from all guidance metrics. The company’s guidance includes the expectation that the company will continue to issue equity and debt on an as-needed basis to support acquisitions and capital investment plans

First Quarter 2025 Earnings Call Information

Date: May 12, 2025

Time: 11 a.m. EDT (please dial in by 10:45 a.m.)

Webcast and slide presentation link: https://www.essential.co/events-and-presentations/events-calendar

The call and presentation will be webcast live so interested parties may listen over the internet by logging on to Essential.co and following the link for Investors. The conference call will be archived in the Investor Relations section of the company’s website for 90 days following the call. Additionally, the call will be recorded and made available for replay at 2 p.m. on May 12, 2025, for 10 business days following the call. To access the audio replay in the U.S., dial 800.770.2030 (pass code 9261648 ). International callers can find their dial in number here (pass code 9261648 ).

About Essential

Essential Utilities, Inc. (NYSE: WTRG) delivers safe, clean, reliable services that improve quality of life for individuals, families, and entire communities. With a focus on water, wastewater and natural gas, Essential is committed to sustainable growth, operational excellence, a superior customer experience, and premier employer status. We are advocates for the communities we serve and are dedicated stewards of natural lands, protecting more than 7,600 acres of forests and other habitats throughout our footprint.

Operating as the Aqua and Peoples brands, Essential serves approximately 5.5 million people across nine states. Essential is one of the most significant publicly traded water, wastewater service and natural gas providers in the U.S. Learn more at www.essential.co.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which generally include words such as “believes,” “expects,” “intends,” “anticipates,” “estimates,” and similar expressions. The Company can give no assurance that any actual or future results or events discussed in these statements will be achieved. Any forward-looking statements represent its views only as of today and should not be relied upon as representing its views as of any subsequent date. Readers are cautioned that such forward-looking statements are subject to a variety of risks and uncertainties that could cause the company’s actual results to differ materially from the statements contained in this release. Such forward-looking statements include, among others: the company’s belief that it will comply with the finalized EPA PFAS rules, the guidance range of net income per diluted common share; the anticipated amount of infrastructure investment in 2025 through 2029; the rate base growth of company through 2029; that the Company is on track to invest $1.4 to $1.5 billion in infrastructure in 2025; the reduction of Scope 1 and Scope 2 greenhouse gas emissions by 60% by 2035 from the company’s 2019 baseline; the rate base growth from its organic capital investment program through 2029; the Company’s anticipated use of its commercial paper program; the Company’s water utility customer base growth at an average annual long term growth rate of between 2-3% for acquisitions and organic customer growth; that the Company has a multiyear plan to ensure that finished water does not exceed the federal maximum contaminant level for the six EPA regulated PFAS chemicals; and, the regulated natural gas customer base of the business will be stable in 2025. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: changes in the EPAs regulations; changes in the United States’ governmental policies, including those from the Executive Branch; disruptions in the global economy; potential disruptions in the supply chain for raw and finished materials; the continuation of the company’s growth-through-acquisition program; general economic business conditions; the company’s ability to raise additional equity, including on an as needed basis; housing and customer growth trends; unfavorable weather conditions; the success of certain cost-containment initiatives; changes in regulations or regulatory treatment; the company’s ability to successfully close municipally owned systems presently under agreement and successfully complete other acquisitions and dispositions; and other factors discussed in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, which are filed with the Securities and Exchange Commission. For more information regarding risks and uncertainties associated with Essential’s business, please refer to Essential’s annual, quarterly, and other SEC filings. Essential is not under any obligation - and expressly disclaims any such obligation - to update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

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WTRGF

Essential Utilities, Inc. and Subsidiaries
Selected Operating Data
(In thousands, except per share amounts)
(Unaudited)

	Quarter Ended March 31,
	2025	2024
Operating revenues	$783,626	$612,069
Operations and maintenance expense	$137,824	$136,900

Net income	$283,789	$265,772

Basic net income per common share	$1.03	$0.97
Diluted net income per common share	$1.03	$0.97

Basic average common shares outstanding	275,194	273,377
Diluted average common shares outstanding	275,687	273,738

Essential Utilities, Inc. and Subsidiaries
Consolidated Statement of Operations
(In thousands, except per share amounts)
(Unaudited)

	Quarter Ended March 31,
	2025	2024
Operating revenues	$783,626	$612,069

Cost & expenses:
Operations and maintenance	137,824	136,900
Purchased gas	184,641	129,675
Depreciation	96,764	88,716
Amortization	2,613	1,088
Taxes other than income taxes	22,879	25,024
Total	444,721	381,403

Operating income	338,905	230,666

Other expense (income):
Interest expense	82,065	73,273
Interest income	(229)	(989)
Allowance for funds used during construction	(5,832)	(4,681)
Loss (gain) on sale of other assets	(237)	(91,625)
Other, net	(56)	(442)
Income before income taxes	263,194	255,130
Income tax benefit	(20,595)	(10,642)
Net income	$283,789	$265,772

Net income per common share:
Basic	$1.03	$0.97
Diluted	$1.03	$0.97

Average common shares outstanding:
Basic	275,194	273,377
Diluted	275,687	273,738

Essential Utilities, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands of dollars)
(Unaudited)

	March 31,	December 31,
	2025	2024
Net property, plant and equipment	$13,320,374	$13,143,476
Current assets	494,481	485,911
Regulatory assets and other assets	4,512,306	4,397,167
	$18,327,161	$18,026,554

Total equity	$6,460,091	$6,198,809
Long-term debt, excluding current portion, net of debt issuance costs	7,524,985	7,368,381
Current portion of long-term debt and loans payable	231,812	329,349
Other current liabilities	524,796	645,319
Deferred credits and other liabilities	3,585,477	3,484,696
	$18,327,161	$18,026,554

Media Contact:

David Kralle

Vice President of Public Affairs

Media Hotline: 1.877.325.3477
Media@Essential.co

Investor Contact:

Brian Dingerdissen

Vice President, Treasurer, FP&A and IR

O: 610.645.1191

BJDingerdissen@Essential.co